Agreement

We, Fujian Zhong De Technology Stock Co., Ltd. (and on behalf of China Clean Energy Resources Limited, a company registered in British Virgin Island, and US-listed company to be merged) (hereinafter collectively as “Zhongde”), hereby contracts with SupremeCanada Investment & Consulting Corp., a Canada-registered company (hereinafter as “Supreme”) to perform Chief Financial Officer function for Zhongde’s US-listed company to be merged.

Both Zhongde and Supreme hereby agree to designate Mr. James Shao (hereinafter as “Shao”) to perform all Supreme’s undertakings for fulfilling this agreement. Detailed terms of the agreement are summarized as follows:

A.

Service scope to be provided by Supreme & Shao: ordinary functions to be performed by a CFO capacity for a publicly traded company in USA.

B.

Period interval of services to be provided: starting June 15, 2006, services will be provided for a 3-week period per month on an ongoing basis (including flight time, if any, and weekend).

C.

Zhongde shall pay Supreme on a monthly interval basis (as defined in section 8) CAD $8,000 (in Canadian dollars) plus incidental expenses incurred (details listed in section D).

D.

Incidental expenses include the following:

a.

Flight ticket and related travel and VISA application expenses.

b.

Stationery and miscellaneous expenses required to perform services.

c.

Membership dues, seminar fees, examination fees, preparation and enrollment expenses for maintaining and reinforcing all financial professional (including CGA, CIA and CFA) status and proficiency in performing services. The maximum amount of this type of expenses should not exceed CAD$ 2,250 (in Canadian dollars) per fiscal year.

d.

Hotel and related incidental expenses incurred in Fujian province, China should be directly paid by Zhongde. Other travel expenses incurred in other locations will be included in the fee invoice for reimbursements.

E.

Payment of fees and expenses:

a.

Zhongde must, within 3 business days, pay fees and related expenses due via wire-transfer to Supreme’s designated bank account upon receiving the invoice presented by Supreme.

Jurisdiction of disputes: any dispute should be resolved by both parties first. If dispute cannot be resolved by both parties, the dispute should be resolved according to the court procedures and the laws of the Province of British Columbia, Canada.

Termination of the agreement: either party can serve a 3-month prior written notice to the other party for legally terminating this agreement. The termination notice must be served in writing and mail to the other party per address listed below.

The date of execution of this agreement is October 20, 2006.

This agreement between Supereme and Zhongdde shall supercede any and all agreement between Supereme and Zhongde.

Signature Page

Fujian Zhong De Technology Stock Co., Ltd. (and on behalf of China Clean Energy Resources Limited, a company registered in British Virgin Island and US-listed Company to be merged)

_____________________________________________________

Authorized Signatory (Please Print): Taiming Ou

Address: FuLu Industry Zone of LongTian Town of Fuqing City, Fujian, People Republic of China 350315

Tel:

86-591-2839-7160

Fax:

86-591-8577-6993

SupremeCanada Investment & Consulting Corp.

______________________________________________________

Authorized Signatory (Please Print): James Shao, CEO

Address: 19 West 60th Avenue, Vancouver, BC, Canada V5X 1Z3

Tel: (778) 322-3191

Fax: (604) 321-3191